EXHIBIT 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Reports

Third Quarter 2008 Financial Results

MUKILTEO, Wash., November 6, 2008 – (GLOBENEWSWIRE) – CombiMatrix Corporation (Nasdaq: CBMX) today reported its financial results for the three and nine months ended September 30, 2008.  Key highlights for the third quarter and through the date of this release include the following:

•                 226% year-over-year increase in diagnostic services revenue from Q3-2007 to Q3-2008

•                 17% quarter-over-quarter increase in diagnostic services revenue from Q2-2008 to Q3-2008

•                 Eight consecutive quarters of diagnostic services revenue growth

•                 Continued launch of additional diagnostic tests

•                 Receipt of $10 million from the issuance of a secured convertible debenture and warrants to a single institutional investor

•                 Additional contracts with the U.S. Department of Defense (“DoD”)

“Our diagnostic services revenue continued to demonstrate growth even during this financially difficult period,” commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.  “However, our overall revenue for the third quarter was slightly above $1 million and was impacted by a slowdown in capital equipment sales as well as modest decreases in DoD utilization.   The core focus of our business, diagnostic services, continued to grow and was 226% higher than the third quarter of 2007 and 17% higher than the second quarter of 2008.  Our capital equipment sales and marketing efforts are driven by distributors, and this portion of our business can be impacted by economic conditions.  Our utilization of our DoD contracts was lower during the quarter primarily to the completion of two of our DoD contracts.  However, we have recently announced additional funding from the government.  As previously stated, diagnostic services is the primary focus of our company, and we believe it is a key value-driving component of our business.   This segment of the business grew, and our hope and expectation is that this trend will continue.”

“In addition, we continue to launch new products and plan to meet our commitment of at least one diagnostic product launch per quarter throughout 2007 and 2008.  We expect to launch our prostate cancer test to meet our launch commitment for the last quarter of this year.  We also continue to make progress on our Comprehensive Cancer Array (or “CCA”) program which we discussed during a recent web broadcast that is now archived on our website. Our company operates in a very exciting and growing field of medicine, and we will continue to seek to become a leader and enabler in this field,” added Dr. Kumar.

“Also during the quarter, we strengthened our balance sheet by raising $10 million in a convertible debt financing,” concluded Dr. Kumar.

Operating Results – Three Months Ended September 30, 2008 vs. 2007

Revenues for the third quarter of 2008 were $1.0 million versus $2.1 million for the second quarter of 2008 and $1.7 million in the third quarter of 2007.  Third quarter 2008 revenues were comprised of $343,000 in government contact revenues and $668,000 in CustomArrayTM product, equipment and service revenues, including $463,000 in diagnostic services revenue.

Third quarter 2007 revenues were comprised of $627,000 of government contract revenues and $1.1 million of CustomArrayTM product, equipment and service revenues, including $142,000 in diagnostic services revenue.

Operating expenses for the third quarter of 2008 were $4.9 million versus $5.6 million in the comparable 2007 period.  Operating expenses included research and development and marketing, general and administrative expenses of $1.3 million and $2.3 million, respectively, versus $1.9 million and $2.2 million, respectively, in the comparable 2007 period.  Included in these amounts were non-cash stock compensation charges totaling $729,000 in the third quarter of 2008 versus $1.4 million in the comparable 2007 period.

Net loss for the third quarter of 2008 was $4.2 million versus $3.4 million in the comparable 2007 period.  The 2008 results included $403,000 of interest and amortization costs associated with the Company’s convertible debenture, vs. $0 interest costs in the comparable 2007 period.  The 2007 results included non-cash benefits of $290,000 related to the adjustment of our previous long-term warrant liability for changes in fair value.  There were no such adjustments during the third quarter of 2008 as we no longer classify our outstanding warrants as liabilities, but instead as a component of permanent equity.

Operating Results – Nine months Ended September 30, 2008 vs. 2007

Revenues for the nine months ended September 30, 2008 were $5.1 million versus $4.2 million for the comparable 2007 period.  Revenues in 2008 were comprised of $2.4 million in government contact revenues and $2.7 million in CustomArrayTM product, equipment and service revenues, including $1.1 million in diagnostic services revenue.  Revenues in 2007 were comprised of $1.9 million of government contract revenues and $2.3 million of CustomArrayTM product, equipment and service revenues, including $247,000 in diagnostic services revenue.

Operating expenses for the nine months ended September 30, 2008 were $15.7 million versus $16.2 million in the comparable 2007 period.  Operating expenses included research and development and marketing, general and administrative expenses of $3.5 million and $6.8 million, respectively, versus $4.9 million and $7.0 million, respectively, in the comparable 2007 period.  Included in these amounts were non-cash stock compensation charges totaling $1.4 million in the nine months ended 2008 versus $2.2 million in the comparable 2007 period.

Net loss for the nine months ended September 30, 2008 was $10.9 million versus $9.1 million in the comparable 2007 period.  The 2008 results included $403,000 of interest and amortization costs associated with the Company’s convertible debenture, vs. $0 interest costs in the comparable 2007 period.  The 2007 results included non-cash gains of $2.5 million related to the adjustment of our previous long-term warrant liability for changes in fair value.  There were no such adjustments for the nine months ended September 30, 2008 as discussed above.

Financial Position

Total assets were $37.4 million as of September 30, 2008 compared to $35.8 million as of December 31, 2007.  Cash, cash equivalents and available-for-sale investments totaled $11.1 million as of September 30, 2008 compared to $8.2 million as of December 31, 2007.  Of the $11.1 million of cash and investments, $1.7 million were held in certain auction rate securities, $751,000 of which were classified as a long-term asset as of September 30, 2008.  In mid-February of 2008, the market for auction rate securities collapsed and our holdings in these securities are currently illiquid.  For the three and nine months ended September 30, 2008, we recorded temporary, unrealized holding losses of $31,000 and $166,000, respectively, to reflect our auction rate securities at fair value as of September 30, 2008.

At December 31, 2007, we anticipated that our cash, cash equivalents and anticipated cash flows from operations would be sufficient to meet our cash requirements through September of 2008.  In order for our company to continue as a going concern beyond this point and ultimately to achieve profitability, we will be required to obtain capital from external sources, increase revenues and reduce operating costs.

As a result, the anticipation that we would be required to obtain additional financing in the foreseeable future raised substantial doubt about our ability to continue as a going concern beyond September of 2008, which resulted in an explanatory paragraph in our external auditors’ report for our year-ended December 31, 2007.  On July 11, 2008, we announced the receipt of $10 million from the issuance of a secured convertible debenture to a single institutional investor, the terms of which are described in more detail below.  In management’s view, the receipt of this cash will allow us to meet our cash requirements into the third quarter of 2009.

On March 7, 2008, we announced that the U. S. District Court for the Central District of California (the “Federal Court”) issued a judgment (the “Judgment”) in favor of our former parent company and CombiMatrix by awarding us $32.1 million in monetary damages, to be paid by our insurance carrier, National Union Fire Ins. Co. of Pittsburgh, PA (“National Union”), which had refused to defend and indemnify us under our director and officer insurance policy with National Union.  On April 23, 2008, the Federal Court awarded CombiMatrix an additional $3.6 million in attorneys’ fees and litigation costs relating to its previous Judgment against National Union, thereby increasing the overall award payable to us to $35.7 million.  This award was entered as a Final Judgment in May 2008, and will continue to earn interest until paid.  National Union has appealed the Judgment, and we intend to vigorously defend against the appeal.  In accordance with a distribution agreement entered into between us and our former parent company, all proceeds from the lawsuit will be paid to us, subject to the security interest of the institutional investor described below.

Business Highlights and Recent Developments

Business highlights of the third quarter and recent developments include:

•                  On July 11, 2008, we announced that we had issued a $10 million secured convertible debenture (the “Debenture”) to a single institutional investor.  The Debenture is due on the earlier of July 10, 2010 or within four months after payment of Judgment or settlement proceeds from National Union.  The Debenture bears annual interest of 10% and is convertible into common stock of CombiMatrix at any time at a conversion price of $11.87 per share.  In addition to the Debenture, we issued two warrants (the “Warrants”) to the investor: one warrant to purchase 168,492 shares of common stock at an exercise price of $11.87, and another warrant to purchase 168,492 shares of common stock at an exercise price of $13.65.  As of the date of this release, $1.5 million of the Debenture had been converted to common stock, thereby reducing the amount of the Debenture to $8.5 million.

•                  On July 14, 2008, we announced that we had received a new contract from the DoD to continue development of our microarray products and technologies for military use.  A primary goal of this contract is the development of a hand-held biochemical detection system.  The new contract was for $923,000, to be executed over a fifteen-month period.

•                  On July 22, 2008, we announced that our wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (or “CMDX”) had launched an updated version of its ATScanTM test for pre-disposition screening for autism.  The ATScan test was been updated to encompass recent discoveries published in the journal, Science, which confirmed the role of several new genomic imbalances in the etiology of Autism Spectrum Disorder (Morrow et al., Science, 11 July 2008, Vol 321).

•                  On August 4, 2008, we announced that we were awarded a $249,000, six-month contract from the Defense Advanced Research Projects Administration for the development of label-free detection techniques using our microarray technology.

•                  On August 6, 2008, we announced that Dr. Colin Collins, a renowned expert in prostate cancer, had joined our scientific advisory board.  More information about Dr. Collins can be found at http://urology.ucsf.edu/faculty/facCollins.html.

•                  On August 12, 2008, we announced that a retrospective, clinical validation study of our test for Chronic Lymphocytic Leukemia (or “CLL”) was to be published in the September issue of the Journal of Molecular Diagnostics (J Mol Diagn 2008, 10:442-451).  This publication augments an earlier publication in the Expert Opinions in Molecular Diagnostics ((2008) 2(6): 1-10).  The subject of both publications was the clinical evaluation and prognosis of CLL patients with our HemeScanTM test, compared to conventional testing. The conclusions indicate that the HemeScan test is a superior test for such evaluation and management of individual patients.

•                  On September 15, 2008, we announced that the Federal Court had ordered National Union to increase its bond from $36 million to $39.2 million in regards to the Judgment awarded to us earlier this year.  Although National Union has appealed the Judgment, it continues to earn interest until collected and the increased amount of the bond provides additional coverage to CombiMatrix for accrued interest and other costs.  The bond assures payment to CombiMatrix despite the financial condition of National Union or its parent company, AIG.  Shortly after the Federal Court’s order, National Union complied by increasing the bond to $39.2 million.

•                  On September 22, 2008, we announced that U.S. Senator Patty Murray of Washington State had included $2 million in the 2009 Defense Appropriations Bill for development of a Health Surveillance System by CombiMatrix.  The funding was included in the version of the legislation approved by the Senate Defense Appropriations Subcommittee on September 10, 2008.  The Health Surveillance System, to be developed under the management of the U.S. Air Force Research Laboratory, builds on our versatile semiconductor microarray and instrumentation platforms to detect changes in body chemistry as a result of trauma.

•                  On September 26, 2008, we announced that our company had been named to Deloitte’s prestigious Technology Fast 50 program for Washington State, a ranking of the 50 fastest growing technology, media, telecommunications, and life sciences companies in the area.  Rankings were based on the percentage revenue growth over five years from 2003 to 2007.

•                  On September 29, 2008, we announced that Leuchemix Corporation had received permission to undertake clinical safety trials of its drug LC-1, for leukemia, and that the sponsored trial would begin early in the fourth quarter of 2008.   As previously reported, CombiMatrix owns a one-third voting interest in Leuchemix.

•                  On September 30, 2008, we announced the launch of two new array-based diagnostic tests, adding to our leading and growing portfolio of tests.  The first test is an update of the BAC HD Scan 2500TM to the BAC HD Scan 2700TM test, which has been designed to identify up to 220 genetic syndromes and disorders that are the cause of developmental problems in children.  The second test is the Zoom-in TM array test, which is used in conjunction with our other array tests to provide higher-resolution sequence analysis of the genetic aberration in question.  Both of these tests will be provided by CMDX, our diagnostics laboratory located in Irvine, California.

•                  On October 3, 2008, we hosted a conference call to discuss the development of our new CCA test for cancer screening, which is currently under development at CombiMatrix.

•                  On October 15, 2008, we announced that microRNA expert Dr. Muneesh Tewari had joined our scientific advisory board.  Information about Dr. Tewari’s work can be found at the following link: http://www.sciencentral.com/video/2008/07/28/cancer-blood-tests/.

*  *  *

A conference call has been scheduled for today.  The presentation and Q&A session will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers.  All callers will need to provide the participant code 259491# (259491 followed by the # key).  A replay of the audio presentation will be available for 14 days using the same dial-in numbers, but the participant code for the recorded playback is 226523# (226523 followed by the # key).

The call will also be webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).

ABOUT COMBIMATRIX CORPORATION

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins.  We make the arrays using our patented in situ electrochemical synthesis process, which provides the ability to easily change array content to stay current with new developments and to meet the evolving needs of our customers. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology.  We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis.  Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.  CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Dr. Amit Kumar

President and Chief Executive Officer, CombiMatrix Corporation
Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	Sept. 30,	Dec. 31,
	2008	2007

Total cash, cash equivalents and available-for-sale investments	$11,134	$8,234
Total assets	$37,422	$35,843
Total liabilities	$10,754	$3,201
Total shareholders’ equity	$26,668	$32,642

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Government contracts	$343	$627	$2,380	$1,855
Products	140	828	1,292	1,726
Services	466	164	1,209	386
Collaboration agreements	62	62	186	187
Total revenues	1,011	1,681	5,067	4,154

Operating expenses:
Cost of government contract revenues	336	593	2,305	1,768
Cost of products and services	416	307	1,350	858
Research and development expenses	1,290	1,924	3,503	4,874
Marketing, general and administrative expenses	2,301	2,167	6,781	6,956
Patent amortization and royalties	341	332	1,063	994
Equity in loss of investees	247	248	737	770
Total operating expenses	4,931	5,571	15,739	16,220
Operating loss	(3,920)	(3,890)	(10,672)	(12,066)

Other income (expense):
Interest income	58	167	183	448
Interest expense	(403)	—	(408)	—
Other	16	290	16	2,523
Total other income	(329)	457	(209)	2,971
Net loss	$(4,249)	$(3,433)	$(10,881)	$(9,095)

Basic and diluted net loss per share	$(0.70)	$(0.57)	$(1.80)	$(1.52)

Basic and diluted weighted average common shares outstanding	6,097,086	5,990,189	6,040,214	5,990,189